Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RPM International Inc. 401(k) Trust and Plan

Medina, Ohio

We hereby consent to the incorporation by reference in the Registration Statement on FormS-8 (333-240204) of RPM International Inc. of our report dated June 20, 2024, relating to the financial statements and supplemental schedule of the RPM International Inc. 401(k) Trust and Plan which appear in this Form 11-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

Pittsburgh, Pennsylvania
June 20, 2024

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.